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Exhibit 12.1

EDGEN CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands, except ratios)

	Fiscal Year Ended December 31,
	2000	2001	2002	2003	2004	2004
						(Pro Forma)
Income(loss) from continuing operations before taxes	$360	$8,082	$11,573	$(8,665)	$12,998	$7,128
Add:
Interest expense	5,114	5,148	3,004	2,962	3,644	10,439
Amortization of deferred financing costs	755	42	98	160	1,519	1,190
Preference securities dividend requirements	3,549	3,745	2,541	4,287	1,769	2,914

Income (loss) as adjusted	$9,778	$17,017	$17,216	$(1,256)	$19,930	$21,671

Fixed charges:
Interest expense	$5,114	$5,148	$3,004	$2,962	$3,644	$10,439
Amortization of deferred financing costs	755	42	98	160	1,519	1,190
Preference securities dividend requirements	3,549	3,745	2,541	4,287	1,769	2,914

Fixed charges	$9,418	$8,935	$5,643	$7,409	$6,932	$14,543

Ratio of earnings to fixed charges(1)	1.04	1.90	3.05	—	2.88	1.49

(1)
For the year ended December 31, 2003 earnings were not sufficient to cover fixed charges. For the year ended December 31, 2003, the deficiency was $8,665.

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Exhibit 12.1
EDGEN CORPORATION COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in thousands, except ratios)